Exhibit 99.1

 FOR IMMEDIATE RELEASE

SETTLEMENT REACHED IN ICG HAZARD SECTION 404 PERMIT CASE

Scott Depot, West Virginia, November 16, 2009 – International Coal Group, Inc. (NYSE: ICO) today announced that it has reached a settlement with the Kentucky Waterways Alliance and The Sierra Club in connection with a lawsuit over the Clean Water Act Section 404 permit that was granted by the Army Corps of Engineers in 2008 to ICG Hazard’s Thunder Ridge surface mine in Leslie County, Kentucky.

The Corps of Engineers Section 404 permit authorizes ICG Hazard to construct four valley fills at its Thunder Ridge surface mine.  Three of the four valley fills have already been constructed -- either before the plaintiffs sought relief in court or as a result of an earlier partial settlement with the plaintiffs.

Under the settlement, ICG Hazard will be allowed to construct the fourth and final valley fill at the Thunder Ridge surface mine.  In addition, the company has agreed to plant native hardwood trees on an additional 150 acres of mined land and contribute $50,000 to the Kentucky Fish and Wildlife Foundation.  Those funds will be used for stream improvement work in the Middle Fork Kentucky River watershed.

“We are pleased to have successfully resolved the legal issues over the Corps’ Section 404 permit for Thunder Ridge,” said ICG President and CEO Ben Hatfield.  “We look forward to continue working with the Corps to improve the process for reviewing and approving permit applications for both surface and deep mining in a timely manner.”

International Coal Group is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin. The Company has 13 active mining complexes, of which 12 are located in Northern and Central Appalachia, and one in Central Illinois. ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers domestically and internationally.

For more information, contact: Ira Gamm, vice president – investor and public relations, at (304) 760-2619